EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cytori Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-181764, 333-82074, and 333-122691) on Form S-8 and (Nos. 333-134129, 333-140875, 333-153233, 333-157023, 333-159912, 333-169822, 333-172787, 333-192409, 333-200090, and 333-195846,) on Form S-3 of Cytori Therapeutics, Inc. of our reports dated March 16, 2015, with respect to the consolidated balance sheets of Cytori Therapeutics, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders’ (deficit) equity, and cash flows for each of the years in the three year period ended December 31, 2014, the accompanying schedule of valuation and qualifying accounts, and the effectiveness of internal control over financial reporting of Cytori Therapeutics, Inc. and subsidiaries as of December 31, 2014, and to the reference to our firm in Item 6, Selected Financial Data, which reports and reference to our firm appears in the December 31, 2014, annual report on Form 10-K of Cytori Therapeutics, Inc.

Our report dated March 16, 2015 contains an explanatory paragraph that states that the Company’s recurring losses from operations, liquidity position, and debt service requirements raises substantial doubt about its ability to continue as a going concern.  The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

San Diego, California
March 16, 2015